                                                                       EXHIBIT H






                              STOCK PURCHASE AGREEMENT



                                      BETWEEN



                            CORNERSTONE PROPERTIES INC.

                                        AND

                    STICHTING PENSIOENFONDS VOOR DE GEZONDHEID,
                      GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN





                             DATED AS OF JUNE 22, 1998

                                  TABLE OF CONTENTS
                                                                            PAGE

ARTICLE 1.       DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .1
          Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II.      THE SALE AND PURCHASE OF SHARES . . . . . . . . . . . . . . .3
          Section 2.01. Obligations to Sell and Purchase the Shares. . . . . .3
          Section 2.02. The Closing. . . . . . . . . . . . . . . . . . . . . .3
          Section 2.03. Further Action . . . . . . . . . . . . . . . . . . . .4

ARTICLE III.  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .4
          Section 3.01. Conditions to the Obligations of the Purchaser . . . .4
          Section 3.02. Conditions to the Obligations of the Company . . . . .5

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . .5
          Section 4.01. Representations and Warranties of the Company. . . . .5
          Section 4.02. Representations and Warranties of the Purchaser. . . 10

ARTICLE V.  COVENANTS AND WAIVERS. . . . . . . . . . . . . . . . . . . . . . 11
          Section 5.01. Standstill Agreement . . . . . . . . . . . . . . . . 11

ARTICLE VI.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 11
          Section 6.01. Assignment . . . . . . . . . . . . . . . . . . . . . 11
          Section 6.02. Benefit; Successors and Assigns. . . . . . . . . . . 11
          Section 6.03. Notices. . . . . . . . . . . . . . . . . . . . . . . 11
          Section 6.04. Governings Law . . . . . . . . . . . . . . . . . . . 12
          Section 6.05. Entire Agreement . . . . . . . . . . . . . . . . . . 12
          Section 6.06. Counterparts . . . . . . . . . . . . . . . . . . . . 12
          Section 6.07. Amendments . . . . . . . . . . . . . . . . . . . . . 12
          Section 6.08. Severability . . . . . . . . . . . . . . . . . . . . 13
          Section 6.09. Titles and Subtitles . . . . . . . . . . . . . . . . 13
          Section 6.10. Further Assurances . . . . . . . . . . . . . . . . . 13

EXHIBITS
EXHIBIT A Amended and Restated Registration Rights and Voting Agreement EXHIBIT B Opinion of counsel to the Company
EXHIBIT C Opinion of Lionel, Sawyer & Collins, Nevada counsel to the Company EXHIBIT D Amended and Restated Bylaws of the Company
EXHIBIT E [Intentionally Omitted]
EXHIBIT F Opinion of Purchaser
EXHIBIT G Opinion of Richards & O'Neil LLP, special counsel to the Purchaser

     STOCK PURCHASE AGREEMENT dated as of June 22, 1998 between CORNERSTONE PROPERTIES INC., a Nevada corporation (the "COMPANY"), and STICHTING PENSIOENFONDS VOOR DE GEZONDHEID, GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN, a stichting, formed according to the laws of the Kingdom of The Netherlands (the "PURCHASER").

     WHEREAS, the Company wishes to issue and sell to the Purchaser an aggregate of 11,594,203 shares (as adjusted pursuant to Section 2.01 of this Agreement, the "SHARES") of Common Stock, without par value, of the Company (the "COMMON STOCK"); and

     WHEREAS, the Purchaser wishes to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:


                                ARTICLE I. DEFINITIONS

     SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

     "ACTION" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "BASIC AGREEMENTS" means this Agreement and the Registration Rights Agreement.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or any other day on which commercial banks are required by law or authorized to close in New York City or the Netherlands.

     "BYLAWS" means the Bylaws of the Company, as amended from time to time.

     "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock and all joint venture interests (however designated) whether now outstanding or issued after the Closing Date, including, without limitation, all common stock and all preferred stock.

     "CHARTER" means the Restated Articles of Incorporation of the Company, as amended or restated from time to time.

     "CLOSING" has the meaning specified in Section 2.02.

     "CLOSING DATE" has the meaning specified in Section 2.02.

     "COMPANY STOCK" means the common stock of the Company, without par value.

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     "COMPANY SUBSIDIARY" means the entities listed on Schedule 5.1(c) to the
Contribution Agreement.

     "COMPANY EMPLOYEE STOCK PLANS" shall have the meaning set forth in Section 4.01(e) of this Agreement.

     "COMPANY OPTIONS" has the meaning specified in Section 4.01(e).

     "COMPANY SEC DOCUMENTS" has the meaning specified in Section 4.01(f).

     "CONTRIBUTION AGREEMENT" means the Contribution Agreement and Plan of Merger by and among William Wilson & Associates, the entities identified on schedule 1 thereto, the Company and the Operating Partnership, dated as of June 22, 1998.

     "DIHC" means Dutch Institutional Holding Company, Inc.

     "FINANCIAL STATEMENT DATE" has the meaning specified in Section 4.01(g).

     "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "KNOWLEDGE" and correlative terms such as "KNOWLEDGE OF," "KNOWS OF," "IS AWARE OF," OR "BEST KNOWLEDGE" when used herein with respect to the Company shall mean the actual knowledge of the persons named on Schedule 1.01 and where used with respect to the Seller shall mean the actual knowledge of the persons named on SCHEDULE 1.01.

     "MATERIAL ADVERSE CHANGE" has the meaning specified in Section 4.01(g).

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     "1933 ACT" means the United States Securities Act of 1933, as amended, and the rules and, unless the context indicates otherwise, regulations of the SEC thereunder, all as the same shall be in effect from time to time.

     "1934 ACT" means the United States Securities Exchange Act of 1934, as amended, and, unless the context indicates otherwise, the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

     "OPERATING PARTNERSHIP" means Cornerstone Properties Limited Partnership, a Delaware limited partnership.

     "PERSON" means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or representative capacity.

     "PROXY STATEMENT" has the meaning specified in the Contribution Agreement.

     "PUBLIC OFFERING" means an underwritten public offering of equity securities of the Company pursuant to an effective registration statement under the 1933 Act.

     "PURCHASER" means Stichting Pensioenfonds Voor De Gezondheid, Geestelijke En Maatschappelijke Belangen.

     "REGISTRATION RIGHTS AGREEMENT" means the Amended and Restated Registration Rights and Voting Agreement to be entered into by and between the Company, Purchaser and Dutch Institutional Holding Company, Inc., set forth as Exhibit A hereto.

     "7% PREFERRED STOCK" means the 7% Cumulative Convertible Preferred Stock of the Company, without par value.

     "SEC" means the United States Securities and Exchange Commission.

     "SUBSIDIARY" means any company, corporation or joint venture of which at the time of determination the Company or the Operating Partnership, directly and/or indirectly through one or more Subsidiaries, owns, or one or more other Subsidiaries own, more than 50% of the Voting Stock or the Company or the Operating Partnership controls, or one or more other Subsidiaries control, the composition of more than 50% of the board of directors or comparable governing body thereof. The Company Subsidiaries are Subsidiaries for purposes of this Agreement.

     "U.S. GAAP" has the meaning specified in Section 4.01(f).

     "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person but does not include Capital Stock having the right to vote in such election solely upon the happening of a contingency unless and until such contingency has occurred, and then only so long as such Capital Stock has voting rights with respect thereto.

                     ARTICLE 11.  THE SALE AND PURCHASE OF SHARES

     SECTION 2.01. OBLIGATIONS TO SELL AND PURCHASE THE SHARES. In reliance upon the representations and warranties made herein and subject to the satisfaction or waiver of the conditions set forth herein, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Shares at a per share price equal to $17.25 (the "PURCHASE PRICE"); PROVIDED, HOWEVER, if the "Effective Price" or the "Adjusted Effective Price" under the Contribution Agreement is less than $17.25, the Purchase Price shall be reduced to an amount equal to such Effective Price or Adjusted Effective Price. In the event that the Purchase Price is less than $17.25, the number of Shares shall equal $200,000,000 divided by the Purchase Price (rounded to the nearest whole number).

     SECTION 2.02. THE CLOSING. The closing shall take place at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, on such date as shall occur the Closing under the Contribution Agreement (such closing being called the "CLOSING"and such date and time being called the "CLOSING DATE"). At the Closing, the Company shall issue and deliver to the Purchaser a stock certificate or certificates in definitive form, registered in the name of the Purchaser, representing the Shares being purchased by it at the Closing. As payment in full for the Shares being purchased by it under this Agreement, and against delivery of the stock certificate or certificates therefor on the Closing Date, the Purchaser shall deliver to the Company by wire transfer of immediately available funds cash in an amount equal to the number of Shares purchased multiplied by the Purchase Price to the account designated by the Company.

     SECTION 2.03. FURTHER ACTION. During the period from the date hereof to the Closing Date, the Company and the Purchaser shall use its best efforts and take all action necessary or appropriate to satisfy the closing conditions contained in Section 3 hereof and to cause its respective representations and warranties contained in Section 4 hereof to be complete and correct as of the Closing Date, after giving effect to the transactions contemplated by this Agreement.


                               ARTICLE III.  CONDITIONS

     SECTION 3.01. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser under this Agreement shall be subject to the satisfaction or waiver of the following conditions on or before the Closing
Date:

     (a) STOCK CERTIFICATES. The Company shall have issued and delivered to the Purchaser a stock certificate or certificates in definitive form, registered in the name of the Purchaser, representing the Shares being purchased by the Purchaser on the Closing Date.

     (b) OPINIONS OF COMPANY'S COUNSEL. The Purchaser shall have received from counsel for the Company (who shall be reasonably acceptable to Purchaser), and from Lionel, Sawyer & Collins, Nevada counsel for the Company, opinions dated the Closing Date in substantially the forms attached hereto as EXHIBIT B and EXHIBIT C.

     (c) REPRESENTATIONS AND WARRANTIES COMPLETE AND CORRECT. The representations and warranties of the Company contained in Section 4.01 hereof shall have been complete and correct in all material respects as of the Closing Date.

     (d) COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein which are required to be performed or complied with by it on or before the Closing Date.

     (e) OFFICERS' CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date and signed by the President or any Vice President of the Company and attested by the Secretary of the Company, certifying that the conditions set forth in Sections 3.01(c) and 3.01(d) are satisfied on and as of such date.

     (f) REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered the Registration Rights Agreement.

     (g) CLOSING OF ACQUISITION. The "Closing" as defined in the Contribution Agreement shall have occurred simultaneously with the Closing hereunder.

     (h) AMENDED AND RESTATED BYLAWS. The Amended and Restated Bylaws of the Company, in the form attached hereto as EXHIBIT D, shall have been adopted by the Board of Directors of the Company.

     (i) ADDITIONAL DOCUMENTS. Purchaser shall have received such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser may reasonably request.

     SECTION 3.02. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The Company's obligations under this Agreement shall be subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

     (a) OPINION OF PURCHASER'S COUNSEL. The Company shall have received from the Purchaser and from Richards & O'Neil LLP, special counsel to the Purchaser, opinions dated the Closing Date substantially in the forms attached hereto as EXHIBIT F and EXHIBIT G.

     (b) COMPLIANCE WITH THIS AGREEMENT. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein which are required to be performed or complied with by it on or before the Closing Date.

     (c) PURCHASER'S REPRESENTATIONS AND WARRANTIES COMPLETE AND CORRECT. The Purchaser's representations and warranties contained in Section 4.02 of this Agreement shall be complete and correct when made and shall be complete and correct at and as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date.

     (d) OFFICERS' CERTIFICATE. The Company shall have received a certificate, dated the Closing Date and signed by an officer of the Purchaser and attested by an in-house counsel to the Purchaser, certifying that the conditions set forth in Sections 3.02(b) and 3.02(c) are satisfied on and as of such date.

     (e) CLOSING OF ACQUISITION. The "Closing" as defined in the Contribution Agreement shall have occurred simultaneously with the Closing hereunder.

                     ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as follows:

     (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of the Company and its Subsidiaries has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not have a Material Adverse Effect. The Company has the corporate power and authority to execute, deliver and perform the Basic Agreements, to issue, sell and deliver the Shares.

     (b) OPERATING PARTNERSHIP. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted. The Operating Partnership is duly qualified or licensed to do business in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not have a Material Adverse Effect.

     (c) AUTHORIZATION, ENFORCEABILITY. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Basic Agreements, the performance of all obligations of the Company thereunder and the authorization, issuance, sale and delivery of the Shares, including any action required under Article 8 of the Charter has been taken. The Basic Agreements have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective! terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

     (d) NO CONFLICT. The execution and delivery by the Company of the Basic Agreements, the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the Shares, will not violate any provision of law, the Charter or Bylaws of the Company, or, any order of any court or other agency of government, or conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any indenture, agreement or other instrument by which the Company or any of its properties or assets is bound, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever known to the Company upon any of the properties or assets of the Company or trigger any remedy provision in any agreement or cause an adjustment in the Company's equity interest in any partnership or joint venture.

     (e) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 65,000,000 shares of Preferred Stock. On the date hereof (i) 101,542,254 shares of Common Stock are issued and outstanding, (ii) 3,030,303 shares of Preferred Stock are issued and outstanding, (iii) 148,457,746 shares of Common Stock are authorized but not issued, (iv) 3,000,000 shares of Common Stock are reserved for issuance under the Company's employee benefit or incentive plans pursuant to awards granted by the Company (THE "COMPANY EMPLOYEE STOCK PLANS"), (v) 2,682,000 shares of Common Stock are issuable upon the exercise of outstanding options (the "COMPANY OPTIONS") to purchase Common Stock, (vi) no shares of Preferred Stock are issuable upon the exercise of outstanding options, (vii) 4,482,133 shares of Common Stock are reserved for issuance for the Company's Dividend Reinvestment Share Purchase Plan, and (viii) no shares of Common Stock are reserved for issuance pursuant to the Company's Employee Share Purchase Plan. On the date hereof, there are 4,145,883 units of limited partnership of the Operating Partnership issued and outstanding. On the date of this Agreement, except as set forth above in this Section 4.01(e), no shares of stock or other voting securities of the Company were issued, reserved for issuance or outstanding.
The Company has no outstanding stock appreciation rights relating to the shares of the Company. All outstanding shares of common stock and preferred stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on SCHEDULE 4.01(E), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except (x) as set forth in this Section 4.01(e), or (y) as set forth in SCHEDULE 4.01(E), as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or securities convertible into voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Company or a Company Subsidiary), except the 7% Preferred Stock. Except as set forth on SCHEDULE 4.01(E), there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any beneficial shares of interest of the Company or any capital stock, voting securities or other ownership interests in any Company Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Company Subsidiary).

     (f) SEC DOCUMENTS, FINANCIAL STATEMENTS, UNDISCLOSED LIABILITIES. The Company has timely filed all required reports, schedules, forms, statements and other documents required to be filed with the SEC (the "COMPANY SEC DOCUMENTS"). All of the Company SEC Documents, as of their respective filing dates, complied, or will comply, as the case may be, in all material respects with all applicable requirements of the 1933 Act, and the 1934 Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. No SEC "stop order" has been issued or is effective with respect to the Company. None of the Company SEC Documents (including, without limitation, the Proxy Statement) at the time of filing or effectiveness contained, or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later Company SEC Documents (including, without limitation, the Proxy Statement). The consolidated financial statements of the Company included in the Company SEC Documents (including, without limitation, the Proxy Statement) complied, or will comply, as the case may be, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United

States generally accepted accounting principles ("U.S. GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the 1934 Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will present, as the case may be, in accordance with the applicable requirements of U.S. GAAP, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year end audit adjustments). Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 4.01(F), neither the Company nor any Company Subsidiary has any liabilities required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or, to the knowledge of the Company, or in the notes thereto and which, individually or in the aggregate, would have a Material Adverse Effect.

     (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or in SCHEDULE 4.01(I), since the date of the most recent financial statements included in the Company SEC Documents (the "FINANCIAL STATEMENT DATE") and to the date of this Agreement, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Material Adverse Effect (a "MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Change, (ii) except for regular quarterly dividends not in excess of $.30 per share of Common Stock and regular annual dividends not in excess of $1.155 per share of 7% Preferred Stock with customary record and payment dates, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Company Subsidiary, (iv) any damage, destruction or loss to the Company's and the Company Subsidiaries' property, not covered by insurance, that has or would have a Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as required by a change in U.S. GAAP.

     (h)  LITIGATION.  To the Knowledge of the Company, except as set forth in
SCHEDULE 4.01(H) (which, with respect to each Action disclosed therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or any Company Subsidiary, pending before any Governmental Authority (or, to the Knowledge of the Company, threatened to be brought by or before any Governmental Authority) which has had or could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the matters disclosed in SCHEDULE 4.01(H) has had or could reasonably be expected to have a Material Adverse Effect or could affect the legality, validity or enforceability of the Basic Agreements or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of the Company, except as set forth in SCHEDULE 4.01(H), none of the Company, the Company Subsidiaries nor any of their respective assets or properties, is subject to any Governmental Order, including any stop order by the SEC (nor, to the Knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Material

     (i) VALID ISSUANCE OF SECURITIES. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable. The issuance, sale or delivery of the Shares is in compliance with the provisions of
Article 8 of the Charter and is not subject to any preemptive right of stockholders of the Company arising under law or the Charter or Bylaws of the Company or to any contractual right of first refusal or other right in favor of any person.

     SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser understands that the Shares are being offered and sold without registration under the 1933 Act in reliance upon the exemption provided in
Section 4(2) of the 1933 Act. The Purchaser further understands that such exemption depends in part upon, and such Shares are being sold in reliance on, the representations and warranties set forth in this Section. The Purchaser represents and warrants to the Company that:

     (a) AUTHORIZATION. The Purchaser has full power and authority to enter into this Agreement. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

     (b) PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

     (c) INVESTMENT EXPERIENCE. The Purchaser is an experienced investor and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

     (d) RESTRICTED Securities. The Purchaser understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and otherwise by the 1933 Act.

     (e) ACCESS TO INFORMATION. The Purchaser has had access to the management and records of the Company and has had an opportunity to ask questions of management of the Company regarding its business and affairs.

                           ARTICLE V. COVENANTS AND WAIVERS

     SECTION 5.01. STANDSTILL AGREEMENT. The Company hereby agrees and acknowledges that the execution of this Agreement by the Purchaser and DIHC shall not be deemed a violation of Section 8 of the Registration Rights Agreement and, to the extent that the execution by Purchaser and DIHC of such document is deemed to be a violation of Section 8 of the Registration Rights Agreement, such violation is hereby waived solely for the purposes of this Agreement.


                              ARTICLE VI.  MISCELLANEOUS

     SECTION 6.01. ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company (which consent may be granted or withheld in the sole discretion of the Company) and PROVIDED, that any such permitted assignee shall execute the Basic Agreements and become party thereto.

     SECTION 6.02. BENEFIT; SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that this Agreement shall not inure to the benefit of any successor or assignee unless such assignee shall have complied with the terms of Section 6.01. Nothing in this Agreement either express or implied is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

     SECTION 6.03. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, or telecopied, addressed as follows:

     (a)  IF TO THE COMPANY:  126 East 56th Street
                         New York, New York
                         Attention:     John S. Moody
                                        Chief Executive Officer
                         Telecopy Number:  (212) 605-7199

          WITH A COPY TO:     King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia 30303
                         Attention:     William B. Fryer, Esq.
                         Telecopy Number: (404) 572-5148

     (b)  IF TO THE PURCHASER:     Pensioenfonds PGGM
                                   Kroostweg-Noord 149
                                   3704 DV Zeist
                                   The Netherlands
                                   P.O. Box 117
                                   3700 AC Zeist
                                   The Netherlands
                         Attention:     Mr.Jan van der Vlist
                                        Ms.Anneke C. van de Puttelaar
                         Telecopy Number:    011(31.30)696-3388

          WITH A COPY TO:          Richards & O'Neil LLP
                                   885 Third Avenue
                                   New York, New York 10022-4873
                                   Attention: Ann Chamberlain, Esq.
                                   Telecopy Number: (212) 750-9022

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. All notices, requests, consents and other communications hereunder shall be deemed to have been duly given or served on the date on which personally delivered or on the date actually received, if sent by mail, telecopier or telex, with receipt acknowledged.

     SECTION 6.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

     SECTION 6.05. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. The Schedules and Exhibits hereto are hereby incorporated herein by reference.

     SECTION 6.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.07. AMENDMENTS. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written agreement of the parties.

     SECTION 6.08. SEVERABILITY.If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 6.09. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpretation, any term or provision of this Agreement.

     SECTION 6.10. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Shares.

          IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.


                                CONERSTONE PROPERTIES INC.


                                By: /s/ John S. Moody
                                   -----------------------------
                                   Name: John S. Moody
                                        ------------------------
                                   Title: Chairman and Chief Executive Officer
                                         -------------------------------------


                                STICHTING PENSIOENFONDS VOOR DE GEZONDHEID,
                                GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN


                                By: /s/ Jan van der Vlist
                                   -----------------------------
                                   Name: Jan van der Vlist
                                        ------------------------
                                   Title: Director of Real Estate
                                         ------------------------


                                By: /s/ Anneke C. van de Puttelaar
                                   -------------------------------
                                   Name: Anneke C. van de Puttelaar
                                        ---------------------------
                                   Title: Portfolio Manager Real Estate
                                         ------------------------------